Exhibit 12

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December 23, 2024

Tortoise Energy Infrastructure Corporation 6363 College Boulevard, Suite 100A Overland Park, Kansas 66211	Tortoise Midstream Energy Fund, Inc. 6363 College Boulevard, Suite 100A Overland Park, Kansas 66211

TYG Merger Sub, LLC 6363 College Boulevard, Suite 100A Overland Park, Kansas 66211

Re:	Reorganization of Tortoise Midstream Energy Fund, Inc. into Tortoise Energy Infrastructure Corporation

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of certain transactions undertaken pursuant to the Agreement and Plan of Merger dated as of November 5, 2024 (“Plan”) by and among Tortoise Energy Infrastructure Corporation, a Maryland corporation (the “Acquiring Fund”), TYG Merger Sub, LLC, a Maryland limited liability company and a direct, wholly-owned subsidiary of the Acquiring Fund (“Merger Sub”), and Tortoise Midstream Energy Fund, Inc., a Maryland corporation (the “Target Fund”). The Target Fund and the Acquiring Fund are each referred to herein as a “Fund” and collectively, as the “Funds.”

The Plan contemplates that (i) the Target Fund will merge (the “Merger”) pursuant to applicable state law with and into Merger Sub with Merger Sub surviving and (a) all the shares of common stock , par value $0.001 per share, of the Target Fund (“Target Fund Common Stock”) will convert into shares of voting common stock, par value $0.001 per share, of the Acquiring Fund (“Acquiring Fund Common Shares”) and (b) each share of the Target Fund’s Series F and H Mandatory Redeemable Preferred Stock issued and outstanding (“Target Fund Preferred Stock,” and, together with the Target Fund Common Stock, the “Target Fund Stock”) will convert into newly issued shares of a series H and I, respectively, of Mandatory Redeemable Preferred Stock of the Acquiring Fund having substantially identical terms as the applicable series of Target Fund Preferred Stock (“Acquiring Fund MRP Shares” and together with Acquiring Fund Common Shares, “Acquiring Fund Shares”), and (ii) immediately after the effectiveness of the Merger, the Merger Sub will merge with and into the Acquiring Fund pursuant to the laws of the State of Maryland, with the Acquiring Fund as the surviving corporation (the “Subsidiary Merger”). The Merger and the Subsidiary Merger are referred to collectively herein as the “Reorganization”.

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Fund and Merger Sub in letters dated December 23, 2024 (collectively, the “Representation Letters”). We have also examined the opinion of Paul Hastings LLP dated December 23, 2024 regarding the Acquiring Fund MRP Shares issued in the Merger being treated as equity of the Acquiring Fund for U.S. federal income tax purposes (the “Equity Opinion”). In addition, we have examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

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Tortoise Energy Infrastructure Corporation
TYG Merger Sub, LLC
Tortoise Midstream Energy Fund, Inc.
December 23, 2024

Our opinion is based, in part, on the assumptions that (i) the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”) through the date and time of the Subsidiary Merger, (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is, and will be as of the Effective Time through the date and time of the Subsidiary Merger, true, correct and complete without such qualification, and (iii) the Acquiring Fund MRP Shares issued in the Merger will be treated as equity of the Acquiring Fund for U.S. federal income tax purposes, which assumption is based on correctness and completeness of the Equity Opinion. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

1.     The Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to such merger.

2.     No gain or loss will be recognized by the Acquiring Fund or Merger Sub upon the Merger or upon the Subsidiary Merger. (Section 1032(a) of the Code; Treas. Reg. Section 301.7701-2(a)).

3.     No gain or loss will be recognized by the Target Fund upon the Merger. (Sections 361(a) and (c) and 357(a) of the Code).

4.     No gain or loss will be recognized by the Target Fund’s shareholders upon the conversion, pursuant to the Plan, of all their shares of Target Fund Stock solely into Acquiring Fund Shares in the Merger, except to the extent the Target Fund’s common shareholders receive cash in lieu of a fractional Acquiring Fund Common Share. (Section 354(a) of the Code).

5.     The aggregate basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the Merger (including any fractional Acquiring Fund Common Shares to which such shareholder would be entitled) will be the same as the aggregate basis of the shares of Target Fund Stock that were converted into such Acquiring Fund Shares. (Section 358(a)(1) of the Code).

6.     The holding period of the Acquiring Fund Shares received by each Target Fund shareholder in the Merger (including any fractional Acquiring Fund Common Shares to which such shareholder would be entitled) will include the period during which the shares of the Target Fund Stock that were converted into Acquiring Fund Shares were held by such shareholder, provided such shares of the Target Fund Stock were held by such shareholder as capital assets at the Effective Time. (Section 1223(1) of the Code).

Tortoise Energy Infrastructure Corporation
TYG Merger Sub, LLC
Tortoise Midstream Energy Fund, Inc.
December 23, 2024

7.     The basis of the assets of the Target Fund received by Merger Sub in the Merger will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time. (Section 362(b) of the Code).

8.     The holding period of the assets of the Target Fund received by Merger Sub in the merger will include the period during which those assets were held by the Target Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset). (Section 1223(2) of the Code).

9.     The payment of cash to the holders of shares of Target Fund Common Stock in lieu of fractional Acquiring Fund Common Shares will be treated as though such fractional shares were distributed as part of the Merger and then redeemed by the Acquiring Fund with the result that the holder of such shares of the Target Fund Common Stock will generally have a capital gain or loss to the extent the cash distribution differs from such holder's basis allocable to the fractional Acquiring Fund Common Shares.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization (i) on the Target Fund, the Acquiring Fund, Merger Sub or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any gain or loss is required to be recognized under U.S. federal income tax principles (a) at the end of a taxable year or upon the termination thereof, or (b) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, (ii) under the alternative minimum tax imposed under section 55 of the Code on any direct or indirect shareholder of the Target Fund that is a corporation, and (iii) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Facts

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

The Target Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The shares of the Target Fund Common Stock are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol NTG. Besides shares of Target Fund Common Stock, the only shares the Target Fund currently has outstanding consist of Target Fund Preferred Stock. All the outstanding shares of the Target Fund Stock are treated as equity for U.S. federal income tax purposes. The Target Fund is treated as a corporation for U.S. federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for the taxable year of its operations ending November 30, 2023 and each subsequent taxable year, including without limitation the taxable year in which the Merger occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of such taxable year, including without limitation the taxable year in which the Merger occurs.

Tortoise Energy Infrastructure Corporation
TYG Merger Sub, LLC
Tortoise Midstream Energy Fund, Inc.
December 23, 2024

The Acquiring Fund similarly has been registered and operated, since it commenced operations, as a closed-end management investment company under the 1940 Act. The Acquiring Fund Common Shares are listed and traded on the NYSE under the symbol TYG. In addition, the Acquiring Fund currently has outstanding two series of preferred shares – i.e., Series F and Series G. As part of the Merger, the Acquiring Fund will issue two new series of Acquiring Fund MRP Shares – i.e., Series H corresponding to Series F of Target Fund Preferred Stock and Series I corresponding to Series H of Target Fund Preferred Stock. All the outstanding shares of the Acquiring Fund are treated as equity for U.S. federal income tax purposes and all the Acquiring Fund Shares to be issued in the Merger will be treated as equity of the Acquiring Fund for U.S. federal income tax purposes. The Acquiring Fund is treated as a corporation for U.S. federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for the taxable year of its operations ending November 30, 2023 and each subsequent taxable year, including without limitation the taxable year in which the Merger occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Merger occurs.

Merger Sub is a newly formed Maryland limited liability company and a direct, wholly-owned subsidiary of the Acquiring Fund that is and has been since the date of its organization disregarded as an entity separate from its owner within the meaning of section 301.7701-3 of the Treasury Regulations. Merger Sub has not elected, and will not elect, to be classified, with effect as of or prior to the Subsidiary Merger, as an association taxable as a corporation pursuant to section 301.7701-3 of the Treasury Regulations.

Upon satisfaction of certain terms and conditions set forth in the Plan, at the Effective Time the Target Fund will merge pursuant to applicable state law with and into Merger Sub with Merger Sub surviving and the shares of the Target Fund Common Stock will convert into Acquiring Fund Common Shares and the shares of the Target Fund Preferred Stock will convert into Acquiring Fund MRP Shares. Pursuant to such state law and without any further action or deed being required, as of the Effective Time, all the rights, privileges, powers, assets, property and liabilities of the Target Fund and Merger Sub will become the rights, privileges, powers, assets, property and liabilities of Merger Sub and the separate legal existence of the Target Fund shall cease for all purposes. Each share of the Target Fund Common Stock outstanding immediately prior to the Effective Time will be converted into a number of Acquiring Fund Common Shares equal to one multiplied by the quotient of the net asset value per common share of the Target Fund Common Stock as of the Valuation Time (as defined in the Plan) divided by the net asset value of an Acquiring Fund Common Share as of the Valuation Time. Each outstanding share of Target Fund Preferred Stock will be converted into a newly issued share of a respective series of Acquiring Fund MRP Share. The Acquiring Fund MRP Shares issued in the Merger will have the same liquidation preference and value as of the Effective Time as the shares of Target Fund Preferred Stock outstanding at the Effective Time and the terms of the Acquiring Fund MRP Shares received by a holder of shares of Target Fund Preferred Stock will be substantially identical as the terms of the shares of Target Fund Preferred Stock surrendered by such shareholder in the Merger. No fractional Acquiring Fund Common Shares will be issued to Target Fund shareholders in connection with any Merger. In lieu thereof, the Acquiring Fund’s transfer agent, on behalf of the shareholders entitled to receive fractional Acquiring Fund Common Shares, will aggregate all fractional Acquiring Fund Common Shares and sell the resulting whole shares on the NYSE for the account of all shareholders of fractional interests, and each such shareholder will be entitled to a pro rata share of the proceeds from such sale.

Tortoise Energy Infrastructure Corporation
TYG Merger Sub, LLC
Tortoise Midstream Energy Fund, Inc.
December 23, 2024

As a result of the Merger, every shareholder of the Target Fund Common Stock will own Acquiring Fund Common Shares (including for this purpose any fractional shares to which they would be entitled) that will have an aggregate per share net asset value as of the Valuation Time equal to the aggregate per share net asset value of the shares of Target Fund Common Stock held by such shareholder as of the Valuation Time and each holder of Target Fund Preferred Stock will own Acquiring Fund MRP Shares with an aggregate liquidation preference and value as of the Effective Time equal to the aggregate liquidation preference and value of the shares of Target Fund Preferred Stock held by such shareholder as of the Effective Time.

Immediately after the effectiveness of the Merger, the Subsidiary Merger will occur.

There will be no dissenters’ rights of appraisal with respect to the Reorganization under the applicable provisions of state law. Thus, no shareholder of the Target Fund will receive any cash or property in the Reorganization other than Acquiring Fund Shares as a result of the conversion of his, her or its shares of the Target Fund Stock and any cash in lieu of fractional Acquiring Fund Common Shares.

Following the Merger, the Acquiring Fund (directly or indirectly through Merger Sub) will continue the Target Fund’s historic business in that it will have an investment objective and investment strategies, policies, risks and restrictions similar to those of the Target Fund. In addition, the Acquiring Fund will use a significant portion of the Target Fund’s historic business assets in its business. Prior to the Effective Time, a portion of the Target Fund’s portfolio will be repositioned in connection with deemphasizing natural gas infrastructure holdings. At least thirty-four percent (34%) of the total fair market value of the Target Fund’s portfolio assets (i) will meet, as of the Effective Time, and (ii) met, at all times beginning two years prior to the date the Board of Directors of the Target Fund approved the Reorganization and at all times thereafter, the investment objective, strategies, policies, risks and restrictions of the Acquiring Fund. The Target Fund did not alter, and will not alter, its portfolio in connection with the Reorganization to meet this thirty-four percent (34%) threshold. No Fund modified any of its investment objective, strategies, policies, risks or restrictions to permit the Target Fund to meet this thirty-four percent (34%) threshold or in connection with the Reorganization and the Acquiring Fund has no plan or intention to change any of its investment objective, strategies, policies, risks or restrictions after the Merger.

In approving the Merger, the Board of Directors of each Fund (collectively, the “Boards”) determined that the Plan and the transactions contemplated thereunder are in the best interests of its Fund and that the interests of the shareholders of its Fund will not be diluted as a result of the Merger. In making such determination, the Boards considered a number of factors as set forth under the heading “Proposal 1: Authorization of the Merger – Synopsis – Background and Reasons for the Proposed Merger” in the Joint Proxy Statement/Prospectus dated November 5, 2024 (the “Proxy Statement”) relating to the Registration Statement (as defined below).

Tortoise Energy Infrastructure Corporation
TYG Merger Sub, LLC
Tortoise Midstream Energy Fund, Inc.
December 23, 2024

Conclusion

Based on the foregoing, it is our opinion (subject to the conditions and limitations set forth above) that the Merger, in accordance with the terms of the Plan, will qualify as a reorganization under section 368(a) of the Code.

The opinions set forth above (subject to the conditions and limitations set forth above) with respect to (i) the nonrecognition of gain or loss by the Target Fund, the Acquiring Fund and Merger Sub, (ii) the basis and holding period of the assets received by Merger Sub, (iii) the nonrecognition of gain or loss by the Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares, except with respect to cash received in lieu of a fractional Acquiring Fund Common Share, and (iv) the basis and holding period of the Acquiring Fund Shares received by the Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, our opinion is not binding on the courts or the Service and no assurance can be given that such interpretations would be followed by the courts or the Service if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Funds for their benefit in connection with the Reorganization and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of the Funds may rely on this opinion, it being understood that we are not establishing any attorney-client relationship with any shareholder of any of the Funds. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-281990) relating to the Reorganization filed by the Acquiring Fund with the Securities and Exchange Commission (the “Registration Statement”); to the discussion of this opinion in the Proxy Statement; and to the use of our name and to any reference to our firm in the Registration Statement and the Proxy Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vedder Price P.C.

VEDDER PRICE P.C.